Teucrium Soybean Fund S-1

Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 7, 2017 with respect to the combined financial statements of Teucrium Trading, LLC (a Delaware limited liability company) and Affiliate included in the Current Report on Form 8-K of Teucrium Commodity Trust filed on April 7, 2017, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption "Experts.”

/s/ GRANT THORNTON LLP

New York, New York

April 11, 2017